Exhibit 3.3

BVI Co. No.: 2085538

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

LEET Inc.

Incorporated this 13 day of December 2021

Amended and Restated on the 30th day of August 2022

Amended and Restated on the 14th day of September 2022

Amended and Restated on the 4th day of October 2022

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

LEET Inc.

1	The name of the Company is LEET Inc.

2	The Company is a company limited by shares.

3	The first Registered Office of the Company shall be at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by resolution of the Directors or Resolution of Members.

4	The first Registered Agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by resolution of the Directors or Resolution of Members.

5	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the British Virgin Islands.

6	The liability of each Member is limited to the amount unpaid on such Member's shares.

7	The Company is authorised to issue an unlimited number of shares divided into four classes as follows:

(a)	unlimited ordinary shares of no par value each (the "Ordinary Shares");

(b)	1,000,000 series A preferred shares of no par value each (the "Series A Preferred Shares");

(c)	10,000,000 series B preferred shares of no par value each (the “Series B Preferred Shares”); and

(d)	9,000,000 preferred shares of no par value each (the "Preferred Shares") in one or more series, each Share having the rights and restrictions set out in the Memorandum and Articles. For the purposes of section 9 of the Statute, any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in the Memorandum and Articles are deemed to be set out in full in the Memorandum.

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8	Each Ordinary Share confers on the holder:

(a)	the right to one vote on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Statute; and

(c)	in the event of any liquidation, dissolution, or winding up of the Company, whether involuntary or voluntary, the right to an equal share in the distribution of the surplus assets of the Company.

9	Each Series A Preferred Share confers on the holder:

(a)	the right to one hundred (100) votes on any Resolution of Members;

(b)	no right to any dividend or distribution paid by the Company in accordance with the Statute, save as provided for at Section 9(d) below;

(c)	the right to convert such Series A Preferred Shares as set out in Section 3.1 of the Schedule;

(d)	in the event of any liquidation, dissolution, or winding up of the Company, whether involuntary or voluntary, the right in respect of a share in the distribution of the surplus assets of the Company as set out at Section 3.3 of the Schedule; and

(e)	as to redemption: subject to the restrictions and conditions contained in the Schedule, the right to require the redemption of such Series A Preferred Share by the Company as provided in the Schedule and to receive the redemption proceeds applicable to such redemption of Series A Preferred Shares.

10	Each Series B Preferred Share confers on the holder:

(a)	the right to one thousand (1,000) votes on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Statute as set out at Section 4.1 of the Schedule;

(c)	the right to convert such Series B Preferred Shares as set out in Section 4.2 of the Schedule;

(d)	in the event of any liquidation, dissolution, or winding up of the Company, whether involuntary or voluntary, the right in respect of a share in the distribution of the surplus assets of the Company as set out at Section 4.4 of the Schedule; and

(e)	as to redemption: subject to the restrictions and conditions contained in the Schedule, the right to require the redemption of such Series B Preferred Share by the Company as provided in the Schedule and to receive the redemption proceeds applicable to such redemption of Series B Preferred Shares.

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11	The Preferred Shares shall have such rights as specified by the board of Directors pursuant to the Resolution of Directors approving the issue of such Preferred Shares, and in any such resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles by resolution of the Directors to fully set out such rights and instruct the registered agent of the Company to file the amended Memorandum and Articles with the Registrar. For the avoidance of doubt, the Directors shall not require any approval of the Members by Resolution of the Members or otherwise in respect of the issuance of Preferred Shares and the related amendments to the Memorandum and Articles.

12	Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

13	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

14	Subject to 3.5 of the Schedule and the provisions of the Statute, the Company may from time to time amend the Memorandum of Association or the Articles of Association by Resolution of Members or resolution of the Directors.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 13th day of December 2021.

Incorporator

Sgd. Denery Moses

________________________________

Denery Moses

Authorised Signatory

Maples Corporate Services (BVI) Limited

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SCHEDULE

1.	SCHEDULE

This Schedule forms a part of the Memorandum such that all rights, privileges, restrictions and conditions attaching to the Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares contained herein are deemed to be set out in full in the Memorandum.

2.	CONFLICT

In the event of any conflict between the provisions of the Memorandum and the Articles, the provisions of the Memorandum and, in particular, this Schedule shall prevail.

3.	SERIES A PREFERRED SHARES

3.1.	Right to Convert

The holders of the Series A Preferred Shares shall have conversion rights as follows (the "Series A Conversion Rights"):

3.1.1.	Conversion Ratio

Each share of Series A Preferred Shares shall be convertible, at the option of the holder thereof, beginning on the date the holder acquired the Series A Preferred Share, and without the payment of additional consideration by the holder thereof, into twenty (20) shares of fully paid and non-assessable Ordinary Shares (the "Series A Conversion Ratio"). For the purposes of this Section 3.1 of the Schedule, "converted", "conversion" or "convertible" shall mean the redemption of Series A Preferred Shares and, on behalf of the holder thereof, automatic application of such redemption proceeds in paying for such new Ordinary Shares into which the Series A Preferred Shares have been converted.

3.1.2.	Termination of Conversion Rights

Subject to Section 3.1.4 in the case of a Series A Contingency Event (as defined below), in the event of a reorganisation, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up of the Company, the Series A Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Series A Preferred Shares.

3.1.3.	Fractional Shares

No fractional shares of Ordinary Shares shall be issued upon conversion of the Series A Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round up and issue one additional Ordinary Share to the holder. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Shares the holder is at the time converting into Ordinary Shares and the aggregate number of Ordinary Shares issuable upon such conversion.

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3.1.4.	Notice of Conversion

In order for a holder of Series A Preferred Shares to voluntarily exercise his right to convert shares of Series A Preferred Shares into Ordinary Shares, such holder shall surrender the certificate or certificates (if any) for such Series A Preferred Shares (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Shares (or at the Registered Office of the Company if the Company does not have a transfer agent in respect of the Series A Preferred Shares), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Shares represented by such certificate or certificates (if any) and, if applicable, any event on which such conversion is contingent (a "Series A Contingency Event"). Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for Ordinary Shares to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or such holder's attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Company if the Company does not have a transfer agent in respect of the Series A Preferred Shares) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Series A Contingency Events have occurred) shall be the time of conversion (the "Series A Conversion Time"), and the Ordinary Shares issuable upon conversion of the shares represented by such certificate shall be issued upon the Register of Members being updated to reflect such issuance. The Company shall, as soon as practicable after the Series A Conversion Time, (a) issue and deliver to such holder of Series A Preferred Shares, or to such holder's nominees, a certificate or certificates for the number of Ordinary Shares issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of Series A Preferred Shares represented by the surrendered certificate that were not converted into Ordinary Shares, and (b) pay all declared but unpaid dividends on the shares of Series A Preferred Shares converted.

3.1.5.	Reservation of Shares

The Company shall at all times while any Series A Preferred Shares are outstanding, reserve and keep available out of its authorised but unissued Ordinary Shares, for the purpose of effecting the conversion of the Series A Preferred Shares, such number of its duly authorised shares of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred Shares, the Company shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorised but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Memorandum and Articles. Before taking any action that would cause an adjustment reducing the Series A Conversion Price of a series of Series A Preferred Shares below the then par value of the Ordinary Shares issuable upon conversion of such series of Series A Preferred Shares, the Company will take any corporate action that may be reasonably necessary so that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares at such adjusted Series A Conversion Price.

3.1.6.	No further adjustment

Upon any conversion of Series A Preferred Shares, no adjustment to the Series A Conversion Price of the applicable series of Series A Preferred Shares shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Series A Preferred Shares or on the Ordinary Shares delivered upon conversion.

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3.1.7.	Adjustment for division or combination

If the Company shall at any time or from time to time after the date on which the first share of a series of Series A Preferred Shares is issued by the Company (such date referred to herein as the "Series A Original Issue Date" for such series of Series A Preferred Shares) effect a division of the outstanding Ordinary Shares, the Series A Conversion Ratio for such series of Series A Preferred Shares in effect immediately before that division shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding. If the Company shall at any time or from time to time after the Series A Original Issue Date for a series of Series A Preferred Shares combine the outstanding Ordinary Shares, the Series A Conversion Ratio for such Series A Preferred Shares in effect immediately before the combination shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding. Any adjustment under this Section 3.1.7 shall become effective at the close of business on the date the division or combination becomes effective.

3.1.8.	Adjustment for certain dividends and Distributions

In the event the Company at any time or from time to time after the Series A Original Issue Date for a series of Series A Preferred Shares shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend, a bonus share or other distribution payable on the Ordinary Shares in additional Ordinary Shares, then and in each such event the Series A Conversion Ratio for such series of Series A Preferred Shares in effect immediately before such event shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend or bonus share issue is not fully paid or if such distribution is not fully made on the date fixed therefor, such Series A Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter such Series A Conversion Ratio shall be adjusted pursuant to this Section 3.1.8 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Series A Preferred Shares simultaneously receive a dividend, a bonus share issue or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares that they would have received if all outstanding shares of such series of Series A Preferred Shares had been converted into Ordinary Shares on the date of such event.

3.1.9.	Adjustment for Reclassification, Exchange and Substitution

If at any time or from time to time after the Series A Original Issue Date for a series of Series A Preferred Shares the Ordinary Shares issuable upon the conversion of such series of Series A Preferred Shares is changed into the same or a different number of shares of any class in the Company, whether by recapitalisation, reclassification, or otherwise (other than by a combination, dividend, bonus share issue, distribution, merger or consolidation covered by Sections 3.1.7, 3.1.8 or 3.1.10), then in any such event each holder of such series of Series A Preferred Shares shall have the right thereafter to convert such Series A Preferred Shares into the kind and amount of shares and other securities and property receivable upon such recapitalisation, reclassification or other change by holders of the number of Ordinary Shares into which such Series A Preferred Shares could have been converted immediately prior to such recapitalisation, reclassification or change.

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3.1.10.	Adjustment for Merger or Consolidation

If there shall occur any consolidation or merger involving the Company in which the Ordinary Shares (but not a series of Series A Preferred Shares) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 3.1.8 or 3.1.9), then, following any such consolidation or merger, provision shall be made that each share of such series of Series A Preferred Shares shall thereafter be convertible, in lieu of the Ordinary Shares into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of Ordinary Shares of the Company issuable upon conversion of one share of such series of Series A Preferred Shares immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the board of Directors) shall be made in the application of the provisions in this Section 3.1 (including provisions with respect to changes in and other adjustment of the Series A Conversion Price of such series of Series A Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Series A Preferred Shares.

3.2.	Redemption Rights

3.2.1.	A Member holding Series A Preferred Shares may require the redemption of all or any of such Member's Series A Preferred Shares (the "Series A Redemption Shares") by serving a Redemption Notice on the Company. Unless timely receipt is waived by the Directors in a particular case, a Redemption Notice shall be required to be received on or before the date falling five (5) clear days prior to the Redemption Date. The Company, the Directors and any transfer agent may rely upon any Redemption Notice believed by them in good faith to be genuine. Where the Member does not identify the date of issue of the Series A Preferred Shares to be redeemed in the Redemption Notice, the Company may redeem the Series A Preferred Shares in the order in which they were first purchased by the Member submitting the Redemption Notice.

3.2.2.	Each Redemption Notice shall state:

(i)	the number of Series A Preferred Shares held by the holder that the Company shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)	the Redemption Date; and

(iii)	for holders of shares in certificated form, that the holder is to surrender to the Company, in accordance with the terms of Section 3.2.3 of the Schedule, his certificate or certificates representing the Series A Preferred Shares to be redeemed.

3.2.3.	On or before the applicable Redemption Date, each holder of Series A Preferred Shares to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates (if any) for such Series A Preferred Shares (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Shares (or at the Registered Office of the Company if the Company does not have a transfer agent in respect of the Series A Preferred Shares), and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

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3.2.4.	A Member holding Series A Preferred Shares may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part) whether before or after the relevant Redemption Date until payment of the Redemption Price is effected.

3.2.5.	Subject to the provisions of the Articles and provided always that redemption of any Series A Preferred Shares is permitted in accordance with the Statute, the Company shall redeem the Series A Redemption Shares on the Redemption Date specified in the Redemption Notice or on the next Business Day following the Redemption Date if the Redemption Date specified in the Redemption Notice is not a Business Day.

3.2.6.	On a Redemption Date, if the property and assets of the Company properly available to it for the redemption of the Series A Redemption Shares are insufficient to redeem all of the Series A Redemption Shares or such redemption is not permitted by law, then the Company shall redeem the maximum number of Series A Redemption Shares as it shall be legally permitted to redeem on a pro rata basis determined on the holdings at that time of Series A Redemption Shares held by each holder of Series A Redemption Shares and that number of Series A Redemption Shares which were to be redeemed but were not redeemed shall be redeemed as soon as practicable thereafter. Series A Redemption Shares which were to be redeemed pursuant to this Section 3.2.6 of the Schedule but which could not be redeemed by the Company on the Redemption Date shall continue to be issued and outstanding and all of the rights, privileges, restrictions and conditions attaching to the Series A Redemption Shares shall attach to such unredeemed shares.

3.2.7.	The Redemption Price for each Series A Redemption Share shall be calculated by reference to the value of the Ordinary Shares into which such Series A Redemption Share would convert taking into account the Series A Conversion Ratio on the Redemption Date. The value of such Ordinary Shares shall be equal to the product of the number of Ordinary Shares multiplied by the average VWAP for an Ordinary Share for the thirty (30) Trading Days prior to the Redemption Date.

3.2.8.	The Redemption Price shall be paid in a single instalment in cash in currency or currencies as the Directors may determine.

3.2.9.	Series A Preferred Shares shall be treated as having been redeemed with effect from the relevant Redemption Date irrespective of whether or not a Member has been removed from the Register of Members or the Redemption Price has been determined or remitted. Accordingly, on and from the relevant Redemption Date, Members in their capacity as such will not be entitled to or be capable of exercising any rights arising under the Articles with respect to Series A Preferred Shares being redeemed (including any right to receive notice of, attend or vote at any meeting of the Company) save the right to receive the Redemption Price and any dividend which has been declared prior to the relevant Redemption Date but not yet paid (in each case with respect to the Series A Preferred Shares being redeemed).

3.2.10.	No amendment to the Memorandum or Articles made after a Redemption Date shall affect a Member with respect to Series A Preferred Shares of that Member which have been redeemed by reference to that or a prior Redemption Date.

3.3.	Liquidation Rights

3.3.1.	In the event of any distribution of surplus assets of the Company, each Series A Preferred Share shall confer on the holder in equal preference to any distribution of surplus assets of the Company in respect of any Series B Preferred Shares, an amount per Series A Preferred Share equal to the original issue price of the Series A Preferred Shares.

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3.3.2.	If upon any liquidation, dissolution, or winding up of the Company, the surplus assets of the Company shall be insufficient to permit the payment to (i) the holders of the Series A Preferred Shares of their full amount as described in Section 3.3.1 and (ii) the holders of the Series B Preferred Shares of their full amount as described in Section 4.4.1, then all of the remaining surplus assets of the Company shall be distributed among the holders of the then outstanding Series A Preferred Shares in equal preference with the holders of the Series B Preferred Shares, according to the number of outstanding shares of Series A Preferred Shares held by each holder thereof. For the avoidance of doubt, no distribution shall be made to the holders of the Company's Ordinary Shares unless the holders of the Series A Preferred Shares and the Series B Preferred Shares have been paid in full.

3.4.	Reorganisation, consolidation or merger

For the avoidance of doubt, a reorganisation or any other consolidation or merger of the Company with or into any other company, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to trigger a distribution of the surplus assets of the Company within the meaning of Section 3.3 and the Series A Preferred Shares shall not be entitled to the rights contained in Section 3.3 upon the occurrence of a reorganisation or any other consolidation or merger of the Company or any other sale of all or substantially all of the assets of the Company.

3.5.	Protective provisions

The rights and preferences of the Series A Preferred Shares cannot be modified without approval of a majority of the voting rights of the Series A Preferred Shares.

4.	SERIES B PREFERRED SHARES

4.1.	Dividend Rights

In each calendar year, the holders of the then outstanding Series B Preferred Shares shall be entitled to receive, an annual dividend, when, as and if declared by the Directors, which shall be cumulative, payable solely upon redemption, liquidation or conversion.

4.2.	Right to Convert

The holders of the Series B Preferred Shares shall have conversion rights as follows (the "Series B Conversion Rights"):

4.2.1.	Conversion Ratio

Each share of Series B Preferred Shares shall be convertible, at the option of the holder thereof, beginning on the date the holder acquired the Series B Preferred Share, and without the payment of additional consideration by the holder thereof, into ten (10) shares of fully paid and non-assessable Ordinary Shares (the "Series B Conversion Ratio"). For the purposes of this Section 4.2 of the Schedule, "converted", "conversion" or "convertible" shall mean the redemption of Series B Preferred Shares and, on behalf of the holder thereof, automatic application of such redemption proceeds in paying for such new Ordinary Shares into which the Series B Preferred Shares have been converted.

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4.2.2.	Termination of Conversion Rights

Subject to Section 4.2.4 in the case of a Series B Contingency Event (as defined below), in the event of a reorganisation, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up of the Company, the Series B Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Series B Preferred Shares.

4.2.3.	Fractional Shares

No fractional shares of Ordinary Shares shall be issued upon conversion of the Series B Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round up and issue one additional Ordinary Share to the holder. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Shares the holder is at the time converting into Ordinary Shares and the aggregate number of Ordinary Shares issuable upon such conversion.

4.2.4.	Notice of Conversion

In order for a holder of Series B Preferred Shares to voluntarily exercise his right to convert shares of Series B Preferred Shares into Ordinary Shares, such holder shall surrender the certificate or certificates (if any) for such Series B Preferred Shares (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Shares (or at the Registered Office of the Company if the Company does not have a transfer agent in respect of the Series B Preferred Shares), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Shares represented by such certificate or certificates (if any) and, if applicable, any event on which such conversion is contingent (a "Series B Contingency Event"). Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for Ordinary Shares to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or such holder's attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Company if the Company does not have a transfer agent in respect of the Series B Preferred Shares) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Series B Contingency Events have occurred) shall be the time of conversion (the "Series B Conversion Time"), and the Ordinary Shares issuable upon conversion of the shares represented by such certificate shall be issued upon the Register of Members being updated to reflect such issuance. The Company shall, as soon as practicable after the Series B Conversion Time, (a) issue and deliver to such holder of Series B Preferred Shares, or to such holder's nominees, a certificate or certificates for the number of Ordinary Shares issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of Series B Preferred Shares represented by the surrendered certificate that were not converted into Ordinary Shares, and (b) pay all declared but unpaid dividends on the shares of Series B Preferred Shares converted.

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4.2.5.	Reservation of Shares

The Company shall at all times while any Series B Preferred Shares are outstanding, reserve and keep available out of its authorised but unissued Ordinary Shares, for the purpose of effecting the conversion of the Series B Preferred Shares, such number of its duly authorised shares of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares; and if at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then-outstanding shares of the Series B Preferred Shares, the Company shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorised but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Memorandum and Articles. Before taking any action that would cause an adjustment reducing the Series B Conversion Price of a series of Series B Preferred Shares below the then par value of the Ordinary Shares issuable upon conversion of such series of Series B Preferred Shares, the Company will take any corporate action that may be reasonably necessary so that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares at such adjusted Series B Conversion Price.

4.2.6.	No further adjustment

Upon any conversion of Series B Preferred Shares, no adjustment to the Series B Conversion Price of the applicable series of Series B Preferred Shares shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Series B Preferred Shares or on the Ordinary Shares delivered upon conversion.

4.2.7.	Adjustment for division or combination

If the Company shall at any time or from time to time after the date on which the first share of a series of Series B Preferred Shares is issued by the Company (such date referred to herein as the "Series B Original Issue Date" for such series of Series B Preferred Shares) effect a division of the outstanding Ordinary Shares, the Series B Conversion Ratio for such series of Series B Preferred Shares in effect immediately before that division shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding. If the Company shall at any time or from time to time after the Series B Original Issue Date for a series of Series B Preferred Shares combine the outstanding Ordinary Shares, the Series B Conversion Ratio for such Series B Preferred Shares in effect immediately before the combination shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding. Any adjustment under this Section 4.2.7 shall become effective at the close of business on the date the division or combination becomes effective.

4.2.8.	Adjustment for certain dividends and Distributions

In the event the Company at any time or from time to time after the Series B Original Issue Date for a series of Series B Preferred Shares shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend, a bonus share or other distribution payable on the Ordinary Shares in additional Ordinary Shares, then and in each such event the Series B Conversion Ratio for such series of Series B Preferred Shares in effect immediately before such event shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend or bonus share issue is not fully paid or if such distribution is not fully made on the date fixed therefor, such Series B Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter such Series B Conversion Ratio shall be adjusted pursuant to this Section 4.2.8 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Series B Preferred Shares simultaneously receive a dividend, a bonus share issue or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares that they would have received if all outstanding shares of such series of Series B Preferred Shares had been converted into Ordinary Shares on the date of such event.

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4.2.9.	Adjustment for Reclassification, Exchange and Substitution

If at any time or from time to time after the Series B Original Issue Date for a series of Series B Preferred Shares the Ordinary Shares issuable upon the conversion of such series of Series B Preferred Shares is changed into the same or a different number of shares of any class in the Company, whether by recapitalisation, reclassification, or otherwise (other than by a combination, dividend, bonus share issue, distribution, merger or consolidation covered by Sections 4.2.7, 4.2.8 or 4.2.10), then in any such event each holder of such series of Series B Preferred Shares shall have the right thereafter to convert such Series B Preferred Shares into the kind and amount of shares and other securities and property receivable upon such recapitalisation, reclassification or other change by holders of the number of Ordinary Shares into which such Series B Preferred Shares could have been converted immediately prior to such recapitalisation, reclassification or change.

4.2.10.	Adjustment for Merger or Consolidation

If there shall occur any consolidation or merger involving the Company in which the Ordinary Shares (but not a series of Series B Preferred Shares) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 4.1.8 or 4.1.9), then, following any such consolidation or merger, provision shall be made that each share of such series of Series B Preferred Shares shall thereafter be convertible, in lieu of the Ordinary Shares into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of Ordinary Shares of the Company issuable upon conversion of one share of such series of Series B Preferred Shares immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the board of Directors) shall be made in the application of the provisions in this Section 4.1 (including provisions with respect to changes in and other adjustment of the Series B Conversion Price of such series of Series B Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Series B Preferred Shares.

4.3.	Redemption Rights

4.3.1.	A Member holding Series B Preferred Shares may require the redemption of all or any of such Member's Series B Preferred Shares (the "Series B Redemption Shares") by serving a Redemption Notice on the Company. Unless timely receipt is waived by the Directors in a particular case, a Redemption Notice shall be required to be received on or before the date falling five (5) clear days prior to the Redemption Date. The Company, the Directors and any transfer agent may rely upon any Redemption Notice believed by them in good faith to be genuine. Where the Member does not identify the date of issue of the Series B Preferred Shares to be redeemed in the Redemption Notice, the Company may redeem the Series B Preferred Shares in the order in which they were first purchased by the Member submitting the Redemption Notice.

4.3.2.	Each Redemption Notice shall state:

(i)	the number of Series B Preferred Shares held by the holder that the Company shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)	the Redemption Date; and

(iii)	for holders of shares in certificated form, that the holder is to surrender to the Company, in accordance with the terms of Section 4.3.3 of the Schedule, his certificate or certificates representing the Series B Preferred Shares to be redeemed.

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4.3.3.	On or before the applicable Redemption Date, each holder of Series B Preferred Shares to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates (if any) for such Series B Preferred Shares (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Shares (or at the Registered Office of the Company if the Company does not have a transfer agent in respect of the Series B Preferred Shares), and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

4.3.4.	A Member holding Series B Preferred Shares may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part) whether before or after the relevant Redemption Date until payment of the Redemption Price is effected.

4.3.5.	Subject to the provisions of the Articles and provided always that redemption of any Series B Preferred Shares is permitted in accordance with the Statute, the Company shall redeem the Series B Redemption Shares on the Redemption Date specified in the Redemption Notice or on the next Business Day following the Redemption Date if the Redemption Date specified in the Redemption Notice is not a Business Day.

4.3.6.	On a Redemption Date, if the property and assets of the Company properly available to it for the redemption of the Series B Redemption Shares are insufficient to redeem all of the Series B Redemption Shares or such redemption is not permitted by law, then the Company shall redeem the maximum number of Series B Redemption Shares as it shall be legally permitted to redeem on a pro rata basis determined on the holdings at that time of Series B Redemption Shares held by each holder of Series B Redemption Shares and that number of Series B Redemption Shares which were to be redeemed but were not redeemed shall be redeemed as soon as practicable thereafter. Series B Redemption Shares which were to be redeemed pursuant to this Section 4.2.6 of the Schedule but which could not be redeemed by the Company on the Redemption Date shall continue to be issued and outstanding and all of the rights, privileges, restrictions and conditions attaching to the Series B Redemption Shares shall attach to such unredeemed shares.

4.3.7.	The Redemption Price for each Series B Redemption Share shall be determined by the Directors.

4.3.8.	The Redemption Price shall be paid in a single instalment in cash in currency or currencies as the Directors may determine.

4.3.9.	Series B Preferred Shares shall be treated as having been redeemed with effect from the relevant Redemption Date irrespective of whether or not a Member has been removed from the Register of Members or the Redemption Price has been determined or remitted. Accordingly, on and from the relevant Redemption Date, Members in their capacity as such will not be entitled to or be capable of exercising any rights arising under the Articles with respect to Series B Preferred Shares being redeemed (including any right to receive notice of, attend or vote at any meeting of the Company) save the right to receive the Redemption Price and any dividend which has been declared prior to the relevant Redemption Date but not yet paid (in each case with respect to the Series B Preferred Shares being redeemed).

4.3.10.	No amendment to the Memorandum or Articles made after a Redemption Date shall affect a Member with respect to Series B Preferred Shares of that Member which have been redeemed by reference to that or a prior Redemption Date.

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4.4.	Liquidation Right

4.4.1.	In the event of any distribution of surplus assets of the Company, each Series B Preferred Share shall confer on the holder in equal preference to any distribution of surplus assets of the Company in respect of any Ordinary Shares, an amount per Series B Preferred Share equal to such cash amount per Series B Preferred Share paid on an issuance of such Series B Preferred Share.

4.4.2.	If upon any liquidation, dissolution, or winding up of the Company, the surplus assets of the Company shall be insufficient to permit the payment to holders of the Series B Preferred Shares of their full amount as described in this subsection, then all of the remaining surplus assets of the Company shall be distributed among the holders of the then outstanding Series B Preferred Shares pro rata with the holders of the Company's Ordinary Shares, according to the number of outstanding shares of Series B Preferred Shares held by each holder thereof.

4.5.	Reorganisation, consolidation or merger

For the avoidance of doubt, a reorganisation or any other consolidation or merger of the Company with or into any other company, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to trigger a distribution of the surplus assets of the Company within the meaning of Section 4.4 and the Series B Preferred Shares shall not be entitled to the rights contained in Section 4.4 upon the occurrence of a reorganisation or any other consolidation or merger of the Company or any other sale of all or substantially all of the assets of the Company.

4.6.	Protective provisions

The rights and preferences of the Series B Preferred Shares cannot be modified without approval of a majority of the voting rights of the Series B Preferred Shares.

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

LEET Inc.

1	Interpretation

1.1	In the Articles, unless there is something in the subject or context inconsistent therewith:

"Alternate Director"	means a person appointed as an alternate director in accordance with the Statute and the Articles.

"Articles"	means these articles of association of the Company.

"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).

"Business Day"	means any day which is not a Saturday or Sunday or a public holiday in the British Virgin Islands.

"Company"	means the above named company.

"Company's Website"	means the website of the Company and/or its web address or domain name (if any).

"Directors"	means the directors for the time being of the Company.

"Distribution"	means any distribution (including an interim or final dividend).

"Electronic Communication"	means a communication sent by electronic means, including electronic posting to the Company's website, transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors.

"Electronic Record"	has the same meaning as in the Electronic Transactions Act.

"Electronic Transactions Act"	means the Electronic Transactions (As Revised) of the British Virgin Islands.

"Member"	has the same meaning as in the Statute.

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"Memorandum"	means the memorandum of association of the Company.

"Ordinary Share"	has the meaning given in Clause 7(a) of the Memorandum.

"Preferred Share"	has the meaning given in the Memorandum.

"Recognised Exchange"	has the same meaning as in the Statute and including the OTCQB, notwithstanding that the OTCQB is not included within the meaning of the Statute.

"Redemption Notice"	means a notice contained in the information set out in Section 3.2.2 or Section 4.3.2 of the Schedule and in a form approved by the Directors by which a holder of Series A Redemption Shares or Series B Redemption Shares is entitled to require the Company to redeem its Series A Redemption Shares or Series B Redemption Shares, as applicable.

"Redemption Date"	means the date specified in any Redemption Notice, such date not being any later than 30 clear days from the date of such Redemption Notice, being the date on which a Member is entitled to require the redemption of Series A Redemption Shares or Series B Redemption Shares, as applicable.

"Redemption Price"	means the price determined in accordance with Section 3.2.7 or Section 4.3.7 of the Schedule at which redeemable Series A Redemption Shares or Series B Redemption Shares, as applicable, may be redeemed.

"Register of Members"	means the register of Members maintained in accordance with the Statute.

"Registered Agent"	means the registered agent for the time being of the Company.

"Registered Office"	means the registered office for the time being of the Company.

"Resolution of Members"	means a resolution passed by a simple majority of the Members voting as a single class as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a written resolution signed by or on behalf of an absolute majority of the Members. In computing the majority when a poll is demanded, and in the case of a written resolution, regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Seal"	means the common seal of the Company and includes every duplicate seal.

"SEC"	means the United States Securities and Exchange Commission.

"Series A Contingency Event"	has the meaning given to it in Section 3.1.4 of the Schedule.

"Series A Conversion Ratio"	has the meaning given to it in Section 3.1.1 of the Schedule.

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"Series A Conversion Rights"	has the meaning given to it in Section 3.1 of the Schedule.

"Series A Conversion Time"	has the meaning given to it in Section 3.1.4 of the Schedule.

"Series A Original Issue Date"	has the meaning given to it in Section 3.1.7 of the Schedule.

"Series A Preferred Shares"	has the meaning given to that term in Clause 7(b) of the Memorandum.

"Series A Redemption Shares"	has the meaning given to it in Section 3.2.1 of the Schedule.

"Series B Contingency Event"	has the meaning given to it in Section 4.2.4 of the Schedule.

"Series B Conversion Ratio"	has the meaning given to it in Section 4.2.1 of the Schedule.

"Series B Conversion Rights"	has the meaning given to it in Section 4.1 of the Schedule.

"Series B Conversion Time"	has the meaning given to it in Section 4.2.4 of the Schedule.

"Series B Original Issue Date"	has the meaning given to it in Section 4.2.7 of the Schedule.

"Series B Preferred Shares"	has the meaning given to that term in Clause 7(c) of the Memorandum.

"Series B Redemption Shares"	has the meaning given to it in Section 4.3.1 of the Schedule.

"Share"	means an Ordinary Share, a Series A Preferred Share, a Series B Preferred Share and a Preferred Share.

"Statute"	means the BVI Business Companies Act of the British Virgin Islands.

"Trading Day"	means a day on which the principal Trading Market is open for business.

"Trading Market"	means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

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"VWAP"	means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9.30a.m. (New York City time) to 4.02p.m. (New York City Time)), (b) if the Ordinary Shares are then quoted on OTCQB or OTCQX and neither are a Trading Market at such time, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported in the "Pink Sheets" published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the shareholders of a majority in interest of the Preferred Shares then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term "and/or" is used to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

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(k)	any requirements as to execution or signature under the Articles including the execution of the Memorandum and Articles themselves can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act;

(l)	the Electronic Transactions Act shall be varied pursuant to section 5(1)(b)(i) of the Electronic Transactions Act to the extent provided for in the Articles;

(m)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n)	the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share;

(o)	the term "simple majority" in relation to a Resolution of Members means a majority of those entitled to vote on the resolution and actually voting on the resolution (and absent Members, Members who are present but do not vote, blanks and abstentions are not counted); and

(p)	the term "absolute majority" in relation to a Resolution of Members means a majority of all those entitled to vote on the resolution regardless of how many actually vote or abstain.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of any monies of the Company, all expenses incurred in the formation and establishment of the Company, including the expenses of incorporation.

3	Issue of Shares

Subject to the Statute and the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and where applicable, the rules of any Recognised Exchanges, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

4	Register of Members

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

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5	Closing Register of Members and Fixing Record Date

5.1	For the purpose of determining Members entitled to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given in accordance with the requirements of the Recognised Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to vote at a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process or in accordance with the Electronic Transactions Act. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Subject to the terms of the Articles, any Member may transfer all or any of his Shares by written instrument of transfer executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee) and contain the name and address of the transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.2	For the purposes of Article 7.1:

(a)	any instrument of transfer may be executed in any number of counterparts and / or may consist of multiple documents or instructions, provided that, taken as a whole, such counterparts, documents or instructions include the information necessary to transfer Shares in accordance with Section 54(1) of the Statute; and

(b)	the Company and each Member (including in his capacity as transferor or transferee for the purpose of Article 7.1) consents to, approves and confirms the execution of any instrument of transfer by electronic signature or electronic record (whatever form such electronic signature or electronic record takes) and agrees that such instrument of transfer may be executed by electronic signature or electronic record (whatever form the electronic signature or electronic record takes), delivery of which shall be effective as delivery of a manually executed instrument of transfer.

7.3	Where Shares are listed on a Recognised Exchange, (a) Article 7.1 shall not apply and (b) the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange.

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8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company), the terms attached to Shares, as specified in the Memorandum and the Articles and, where applicable, the rules of the Recognised Exchange, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the Member or the Company on such terms as so specified.

8.2	Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company), the terms of the Memorandum and these Articles and, where applicable, the rules of the Recognised Exchange, the Company:

(a)	shall redeem its own Shares upon a Redemption Notice being given by a Member as specified in these Articles in accordance with Section 3.2.1 of the Statute;

(b)	may purchase or otherwise acquire its own Shares from Members on such terms as may be agreed by the Member;

(c)	Shares purchased, redeemed or otherwise acquired, other than at the option of the Member, may only be purchased, redeemed or otherwise acquired, if the Directors are satisfied, on reasonable grounds, that, immediately after such purchase, redemption or other acquisition;

(i)	the value of the assets of the Company will exceed its liabilities; and

(ii)	the Company will be able to pay its debts as they fall due.

8.3	The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the Statute.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the Member holding the Share or Shares.

9	Treasury Shares

Subject to the Statute, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve that such Share shall be held as a Treasury Share.

10	Variation of Rights of Shares

10.1	Subject to Article 10.4, If at any time the authorised Shares are divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of a simple majority of the issued Shares of that class, or with the sanction of a resolution passed by a simple majority at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

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10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.4	Pursuant to Clause 9 of the Memorandum and for the avoidance of doubt, the creation, designation or issue of Preferred Shares with rights and provisions ranking in priority to any existing class of Shares, shall be deemed not to be a variation of such existing class of Shares.

11	Commission on Sale of Shares

The Company may pay a commission to any person in consideration of their subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the Statute, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently due and payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

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14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares, and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend or other Distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

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15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where the Member was a joint holder) or the Member's legal personal representatives (where the Member was a sole holder), shall be the only persons recognised by the Company as having any title to their Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which they were a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which that person would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by the person entitled to the Share be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors or Resolution of Members change the location of its Registered Office and its Registered Agent, provided that the Company's Registered Office shall at all times be the office of the Registered Agent. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

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18	General Meetings

18.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

18.2	The Company may, but shall not be obliged to, in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

18.3	The Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.

18.4	A Members' requisition is a requisition of Members holding at the date of deposit of the requisition not less than 10% by number of the issued Shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested.

18.5	The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

18.6	If there are no Directors as at the date of the deposit of the Members' requisition or if the Directors do not within 21 days from the date of the deposit of the Members' requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

18.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19	Notice of General Meetings

19.1	At least seven Business Days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 90% in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

19.2	Notwithstanding any other provision of the Articles, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an "annual general meeting" or "extraordinary general meeting", as the case may be, shall not invalidate the proceedings of that general meeting.

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20	Proceedings at General Meetings

20.1	No business shall be transacted at any general meeting unless a quorum is present. A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy a majority of the votes of the Members entitled to vote.

20.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

20.3	A resolution in writing (in one or more counterparts) signed by or on behalf of Members representing an absolute majority of the votes of Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall, without the need for any advance notice, be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. If any Resolution of Members in writing is passed otherwise than by the unanimous written consent of all Members, a copy of such resolution shall be sent to all Members by whom (or on whose behalf) the resolution has not been signed, but the accidental omission to send such a copy to, or the non receipt of a copy by, any person entitled to receive such copy shall not invalidate the resolution.

20.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

20.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if they shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

20.6	If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

20.7	The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

20.8	When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

20.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairperson demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least 10% by number of the Shares giving a right to attend and vote at the meeting demand a poll.

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20.10	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

20.11	The demand for a poll may be withdrawn.

20.12	Except on a poll demanded on the election of a chairperson or on a question of adjournment, a poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

20.13	A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

20.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson shall not be entitled to a second or casting vote.

21	Votes of Members

21.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which they are the holder.

21.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

21.3	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by their committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

21.4	No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then due and payable by them in respect of Shares have been paid.

21.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

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21.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

21.7	On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

22	Proxies

22.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

22.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

22.3	The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

22.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

22.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

23	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

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24	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

25	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of Alternate Directors). The first Director(s) of the Company shall be appointed by the Registered Agent.

26	Powers and Duties of Directors

26.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Resolution of Members, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

26.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

26.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

26.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

26.5	A Director, in exercising their powers or performing their duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

26.6	Section 175 of the Statute shall not apply to the Company.

27	Appointment and Removal of Directors

27.1	The Company may by Resolution of Members or resolution of the Directors appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by the Articles as the maximum number of Directors.

27.2	The Company may by Resolution of Members or resolution of the Directors remove any Director with or without cause.

27.3	Sections 114(2) and 114(3) of the Statute shall not apply to the Company.

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28	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)	the Director is absent (for the avoidance of doubt, without being represented by proxy or an Alternate Director appointed by such Director) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that the absent Director has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that the Director in question should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors; or

(f)	the Director becomes disqualified to act as a Director under section 111 of the Statute.

29	Proceedings of Directors

29.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office, and shall be one if there is only one Director. A person who holds office as an Alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an Alternate Director shall, if their appointor is not present, count twice towards the quorum.

29.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an Alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

29.3	A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

29.4	A resolution in writing (in one or more counterparts) signed by a majority of the Directors or a majority of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an Alternate Director being entitled to sign such a resolution on behalf of their appointor and if such Alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointor and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

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29.5	A Director or Alternate Director may, or other officer of the Company on the direction of a Director or Alternate Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director and Alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

29.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

29.7	The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

29.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an Alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or Alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or Alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30	Presumption of Assent

A Director or Alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or Alternate Director who voted in favour of such action.

31	Directors' Interests

31.1	A Director or Alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

31.2	A Director or Alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or Alternate Director.

31.3	A Director or Alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or Alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

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31.4	No person shall be disqualified from the office of Director or Alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or Alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or Alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or Alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their Alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director or Alternate Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

31.5	Any notice that a Director or Alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

32	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or Alternate Directors present at each meeting.

33	Delegation of Directors' Powers

33.1	Subject to the Statute, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also, subject to the Statute, delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by the chosen Director provided that an Alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.2	Subject to the Statute, the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.3	Subject to the Statute, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

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33.4	Subject to the Statute, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

33.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by resolution of the Directors or Resolution of Members. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

34	Alternate Directors

34.1	Any Director (but not an Alternate Director) may appoint any other Director, or any other person willing to act, to be their Alternate Director.

34.2	An Alternate Director shall cease to be an Alternate Director if their appointor ceases to be a Director.

34.3	Any appointment or removal of an Alternate Director shall be undertaken in accordance with the Statute.

34.4	An Alternate Director shall have the rights and shall be subject to the liabilities described in the Statute in relation to their acts or omissions while appointed as an Alternate Director.

35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors

36.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director's ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

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37	Seal

37.1	The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

37.2	The Company may have for use in any place or places outside the British Virgin Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over that Director's signature alone to any document of the Company required to be authenticated by them under seal or to be filed wheresoever.

38	Dividends, Distributions and Reserve

38.1	Subject to the Statute, the Memorandum and the Schedule, and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the Statute.

38.2	The Directors may deduct from any Distribution payable to any Member all sums of money (if any) payable by them to the Company on account of calls or otherwise.

38.3	The Directors may resolve that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.4	Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.5	The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.6	Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.7	No Distribution or redemption payment shall bear interest against the Company.

38.8	Any Distribution or redemption payment which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Member. Any Distribution or redemption payment which remains unclaimed after a period of six years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

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39	Books of Account

39.1	The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the Statute.

39.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

39.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

40	Audit

40.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

40.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

40.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at any time during their term of office, upon request of the Directors or any general meeting of the Members.

41	Notices

41.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, fax or email to such Member or to such Member's address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Recognised Exchange, the SEC and / or any other competent regulatory authority or by placing it on the Company's Website.

41.2	Where a notice is sent by:

(a)	courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third (3rd) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted;

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(c)	cable, fax or similar electronic means; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)	email or other Electronic Communication service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient;

(e)	submission to the SEC through its Electronic Data Gathering, Analysis and Retrieval system or any equivalent system in respect of any relevant Recognised Exchange; service of a notice shall be deemed to have been effected one (1) hour after the notice or document was submitted; and

(f)	placing it on the Company's Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company's Website.

41.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

41.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the date such notice is given except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

41.5	Where a law or the Articles requires information to be delivered or sent to, or to be served on, a person, section 10(1) of the Electronic Transactions Act shall be varied such that: (i) the originator of any electronic communication shall not be required to state that the receipt of the electronic communication is to be acknowledged; and (ii) unless the originator expressly requires an acknowledgment of receipt, the addressee shall not be required to acknowledge receipt.

42	Winding Up

42.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

42.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Members, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, subject to contrary direction by Resolution of Members, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, subject to contrary direction by Resolution of Members, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

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43	Indemnity and Insurance

43.1	Subject to the Statute, every Director and officer of the Company (which for the avoidance of doubt, shall not include Auditors), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

43.2	Subject to the Statute, the Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

43.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

44	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

45	Transfer by Way of Continuation

The Company shall, subject to the provisions of the Statute, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

46	Mergers and Consolidations

The Company shall, subject to the provisions of the Statute, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 13th day of December 2021.

Incorporator

Sgd. Denery Moses

________________________________

Denery Moses

Authorised Signatory

Maples Corporate Services (BVI) Limited

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